Exhibit 99.1

FOR IMMEDIATE RELEASE

Knauf Comments on USG’s Disappointing First Quarter Earnings Results

USG’s Results Highlight History of Underperformance, Earnings Misses and Challenges to Achieve Ambitious 2020 Targets as a Transformed Company

Knauf Reaffirms $42 Cash-Certain Offer

IPHOFEN, Germany — April 26, 2018 — Gebr. Knauf KG (“Knauf”) today issued the following statement regarding USG Corporation’s (NYSE: USG) (“USG”) first quarter 2018 earnings results:

USG’s Q1 2018 earnings results clearly demonstrate the inherent volatility of the industry and the challenges facing the management team in achieving their ambitious 2020 targets. Not only was USG’s first quarter EBIT approximately 20% below Bloomberg consensus(1), but it also represented a material year on year decline of 30%. These results continue USG’s history of earnings misses as the Company has missed approximately 75% of quarterly EBIT estimates since the financial crisis in 2008(2).

Yet, USG wants its shareholders to ignore the present and past poor performance and instead have us focus on an uncertain future plan of margin expansion targets. The results for the first quarter demonstrate that the future shareholder value that USG claims it can deliver with its new strategy is already at risk. Not even a record 9% wallboard pricing increase could offset continued cost inflation, declining volume and resulting margin compression.

While USG wants shareholders to believe that its strategy will overcome historical underperformance and industry cyclicality, Knauf believes that such claims are not credible. Even if USG were to achieve its extremely ambitious targets for 2020, we do not believe that level of performance would be sustainable through the inevitable industry cycle. USG is still the same company subject to fundamental economics. The decline in earnings in 2017 was explained by cost inflation of flue-gas desulfurization gypsum and old corrugated containers paper. Now 2018 has started with a 30% EBIT decline in the first quarter. What will their story be in 2019?

Given the short and long term track record, management demands that shareholders give them something they have not earned — your confidence that they will deliver sustained value. When asked during USG’s earnings call about the Company’s intrinsic value, USG’s Chief Executive Officer refused to discuss the Company’s approach to valuation. This reinforces our fundamental conclusion that USG is unable to provide evidence to support its claims that it is worth more than our offer price.

Despite the weak quarterly performance and negative free cash flow, we reaffirm our $42 full and fair offer in order to bring a transaction to fruition. Our proposed price provides considerable premium value for ALL shareholders and de-risks any future business plan execution and industry cyclicality. Given USG’s recently reported decrease in trailing EBITDA and increase in net debt, our offer now represents an even more attractive multiple of 11.9x trailing EBITDA. We believe that this is a compelling proposition on which USG should move forward, particularly in light of the Company’s continued underperformance.

Our withhold campaign continues to garner support. USG shareholders, including Berkshire Hathaway, have publicly stated their intention to vote against USG’s director nominees at the Company’s upcoming Annual Meeting in support of our offer. Just this week, Sam Shapiro,

(1)  Based on Bloomberg estimates.

(2)  As per Bloomberg, approximately 75% of USG’s quarterly EBIT actual earnings were below broker consensus estimates for the quarter since Q1 2009. Of the quarters that had EBIT come below consensus estimates, the average miss was (35%).

Chairman and Chief Investment Officer of Shapiro Capital Management stated in an interview, “It’s an adequate bid and it’s time for a change…This company needs a generational type of change, not one that can be fixed in a quarter….We’re the owners of the company, they’re not…I don’t think the USG directors have the shareholders’ best interest.”(3)

USG’s repeated rejection of Knauf’s offer ignores USG’s poor performance under existing management and industry realities, and risks the value of shareholders’ investment in the Company. We encourage USG shareholders to send a clear message to the USG Board to engage in a constructive dialogue with Knauf in order to provide all shareholders with the opportunity to realize substantial and cash-certain value for their shares. Vote the GOLD proxy card today against all four USG director nominees.

If shareholders have any questions, require assistance in voting their GOLD proxy card, or need additional copies of Knauf’s proxy materials, please contact Innisfree at the phone numbers listed below.

INNISFREE M&A INCORPORATED
501 MADISON AVENUE, 20TH FLOOR
NEW YORK, NY 10022
Stockholders May Call Toll-Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

About Knauf

Gebr. Knauf KG is the ultimate parent company of the German based Knauf Group. Knauf is a leading manufacturer of building materials operating more than 220 factories worldwide. In 2017, Knauf achieved a global turnover of approximately 7 billion Euros and employed more than 27,000 people.

Cautionary statement regarding forward-looking statements

Certain statements in this communication may be forward looking in nature or constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed acquisition of USG by Knauf and the benefits of the proposed acquisition. Forward-looking statements include all statements that are not historical facts and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Any such statements speak only as of the date the statements were made and are not guarantees of future performance. The matters discussed in these forward-looking statements are subject to a number of risks, trends, uncertainties and other factors that could cause actual results and developments to differ materially from those projected, anticipated or implied in the forward-looking statements. These factors include, among other things, the willingness of the USG Board to engage in discussions with Knauf regarding its proposal or to provide access to non-public financial and other information regarding USG and its business to Knauf and its advisors, the ability of Knauf and USG to agree to the terms of the proposed transaction and, in the event a definitive transaction agreement is executed, the ability of the parties to obtain any necessary stockholder and regulatory approvals, to satisfy any other conditions to the closing of the transaction and to consummate the proposed transaction on a timely basis or at all, as well as changes in business strategies, economic conditions affecting the building products industry and Knauf’s ability to successfully integrate USG’s operations and employees with Knauf’s existing business. Any forward-looking statements should be evaluated in light of these important risk factors. Knauf is not responsible for updating or revising any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

(3)  Bloomberg: USG’s No. 5 Shareholder Joins Buffett in Support of Takeover Bid, April 24, 2018.

Additional information

Knauf has filed with the SEC a definitive proxy statement and an accompanying GOLD proxy card to be used to solicit votes against the election of certain director candidates nominated by USG for election at the USG’s 2018 annual meeting of stockholders.  This communication is not a substitute for such definitive proxy statement.

THE PARTICIPANTS IN THE SOLICITATION ADVISE ALL STOCKHOLDERS OF USG TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV. IN ADDITION, KNAUF WILL PROVIDE COPIES OF THESE MATERIALS WITHOUT CHARGE UPON REQUEST.

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication relates to a proposal that Knauf has made for a business combination transaction with USG. In furtherance of this proposal and subject to future developments, Knauf (and, if a negotiated transaction is agreed, USG) may file one or more proxy statements or other documents with the SEC. This communication is not a substitute for any proxy statement or other document Knauf and/or USG may file with the SEC in connection with the proposed transaction.

Knauf and certain general partners and executive officers of Knauf and its affiliates may be deemed to be participants in connection with any solicitation in connection with the proposed transaction. As of the date hereof, Knauf beneficially owns 14,757,258 shares of common stock of USG, representing approximately 10.53% of USG’s outstanding shares. As of the date hereof, participants in the solicitation that are general partners or executive officers of Knauf and its affiliates directly beneficially own 53,567 shares of USG common stock.

ALL STOCKHOLDERS OF USG ARE URGED TO READ THE PROXY STATEMENTS AND OTHER DOCUMENTS FILED WITH THE SEC WITH RESPECT TO THE PROPOSED TRANSACTION CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any definitive proxy statement with respect to the proposed transaction (if and when available) will be mailed to stockholders of USG. USG stockholders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC through the web site maintained by the SEC at www.sec.gov.

Media Contact:

Joele Frank, Wilkinson Brimmer Katcher

Joele Frank / Ed Trissel / Annabelle Rinehart

212-355-4449

Investor Contact:

Innisfree M&A Incorporated

Scott Winter / Jonathan Salzberger

(212) 750-5833